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                                                                   EXHIBIT 23.5


              [Letterhead of Wessels, Arnold & Henderson, L.L.C.]


                 Consent of Wessels, Arnold & Henderson, L.L.C.
                 ----------------------------------------------


        We hereby consent to the use of our opinion letter dated August 14, 1997, to the Board of Directors of COROMED, Inc. included as Exhibit D to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of COROMED, Inc. with COROMED Acquisition Corporation, a wholly owned subsidiary of Omnicare, Inc. and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary--The Merger--Fairness Opinion," "The Merger--Background of the
Merger," "The Merger - Reasons for the Merger" and "The Merger--Fairness Opinion." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            WESSELS, ARNOLD & HENDERSON, L.L.C.


                                            By: /s/ Bryson D. Hollimon
                                                --------------------------------
                                                Bryson D. Hollimon
                                                Managing Director and
                                                Head of Investment Banking

August 21, 1997